EXHIBIT 10.1
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                              EMPLOYMENT AGREEMENT
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         THIS EMPLOYMENT AGREEMENT ("Agreement"), dated this 6th day of October,
2006, is entered into by and between HAROLD'S STORES, INC., an Oklahoma corporation (the "COMPANY"), and RONALD S. STAFFIERI, an individual
("EMPLOYEE").

         In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company hereby employs Employee and Employee accepts employment upon the terms and conditions set forth herein.

     2. TERM. Subject to Section 14, this Agreement shall take effect on the date hereof, which is the date Employee commences his full time employment hereunder, and shall continue for a term of three (3) years.

     3. DUTIES OF EMPLOYEE. Employee shall serve as Chief Executive Officer of the Company, reporting to its Board of Directors (the "BOARD"). All other officers and employees of the Company shall report to Employee or, directly or indirectly, to another executive officer of the Company who in turn reports to Employee. Employee shall also serve, if elected, on the Board of Directors of the Company.

     4.    COMPENSATION.

           A. BASE SALARY. The Company shall pay Employee for all services rendered hereunder a base salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000) per annum, payable in accordance with the normal payroll practices of the Company in effect from time to time with respect to its executive officers (such salary as the same may be from time to time adjusted pursuant to this Section, the "BASE SALARY"). The Compensation Committee (the "COMMITTEE") of the Board or the Board shall review Employee's Base Salary not less frequently than annually and may recommend an increase to the rate of Base Salary payable to Employee. Employee's Base Salary shall be subject to withholding and other applicable taxes.

           B. BONUS POTENTIAL. Employee's entitlement to a bonus for any year shall be based upon the Company's achieving pre-determined performance goals to be established through discussions between Employee and the Company by April 1 of each fiscal year or, if the parties are unable to agree by that date, by the Board acting in the utmost good faith. The first Bonus shall be payable based on performance for the fiscal year ending on February 1, 2008.

           C. EMPLOYEE BENEFITS. Employee shall be reimbursed for all reasonable travel and business expenses incurred by him in connection with the performance of his duties. Employee will also receive such vacation, pension, thrift, medical insurance, life and disability

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insurance, expense reimbursement, indemnification rights, liability insurance benefits and such other benefits as are provided generally to executive employees of the Company; PROVIDED, HOWEVER, that this Agreement shall not be construed to afford Employee any greater rights to benefits under any of such programs than are provided under the terms thereof or prohibit the Company from amending or discontinuing any such plans in accordance with the terms of such plans. Notwithstanding the foregoing, the benefits to Employee shall also include, but not be limited to four (4) weeks of paid vacation per year accrued annually on the commencement of each year of this Agreement.

           D. STOCK OPTIONS. Employee shall be granted ten (10) year stock options for 1,965,165 shares of common stock of the Company (the "OPTIONS"). The Options shall vest and become exercisable immediately upon grant as to twenty percent (20%) (393,033) of the total number of shares subject to the Options and as to 20 percent (20%) (393,033) of the total number of shares subject to the Options on the day immediately preceding each of the first, second, third and fourth anniversaries of the first day of employment by Company. The shares acquired by Employee upon exercise will be covered under an effective registration statement on Form S-8 under the Securities Act of 1933. The date of the grant of the Options shall be the effective date of this Agreement. The exercise (strike) price will be determined at the close of business on the effective date of this Agreement and shall be equal to the mean between the closing bid and asked prices as quoted on the OTC Bulletin Board. The Options shall not be granted under the Company's 2002 Performance and Equity Incentive Plan (the "STOCK OPTION Plan") because the Stock Option Plan does not have sufficient shares available, but the Options shall be otherwise subject to the terms of the Stock Option Plan as if granted thereunder. To the extent not already vested and to the extent not prohibited by the Stock Option Plan, the Options shall become fully vested and exercisable immediately prior to the occurrence of a Change in Control (as hereinafter defined); PROVIDED, that if an earlier date is fixed as the record date for the ownership of stock of the Company eligible to participate in the Change in Control, the Options shall become fully vested and exercisable in time to enable Employee to become an eligible stockholder on such record date with respect to the shares subject to the Options.

     5. EXTENT OF SERVICES. While employed by the Company pursuant to this Agreement, Employee shall devote his entire business time and attention to the Company's business; PROVIDED, that nothing herein shall be construed as restricting Employee's right to engage in community, charitable or similar activities so long as such other activities do not interfere with the proper discharge of his duties under this Agreement. Employee may serve on the board of directors or similar bodies of other organizations so long as such service does not interfere with the proper discharge of his duties under this Agreement and the Company's Board of Directors has expressly approved of such service by Employee.

     6. JOB LOCATION. Employee's primary job location will be at the Company's principal offices in Dallas, Texas.

     7.    TERMINATION.

           7.1 TERMINATION FOR CAUSE. The Company may at any time terminate Employee's employment with the Company for Cause (as herein defined), and Employee

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     shall be paid all salary, bonuses and other benefits already earned but not yet paid (the "Accrued Amounts") and no more. The term "CAUSE" as used herein shall mean (i) conviction of, or a plea of NOLO CONTENDERE to any crime involving moral turpitude (ii) conviction of, or a plea of NOLO CONTENDERE to any felony resulting or intended to result directly or indirectly in gain or personal enrichment to Employee at the expense of the Company, (iii) violation by Employee of any law or regulation applicable to Employee or to the Company or its business, or any other act of gross misconduct by Employee, that is reasonably likely to result in material liability to the Company, (iv) material breach by Employee of any provision of this Agreement; or (v) willful neglect or repeated failure to perform Employee's employment duties pursuant to this Agreement; PROVIDED, that no termination shall be treated as a termination for Cause under clause (iv) or clause (v) above unless the Board shall have given Employee at least thirty (30) days' notice of termination, and providing Employee a reasonable opportunity to cure the alleged breach after written notice thereof. In the event cause for termination again exists under clauses (iv) or (v) above subsequent to Employee's cure, then Company may terminate Employee's employment for the reasons set forth in clauses (iv) or (v) at any time with or without notice.

           7.2 TERMINATION FOR OTHER THAN CAUSE. The Company may terminate the Employee's employment for any reason other than for cause at any time, with or without notice. In the event of such termination, Company shall pay to Employee an amount equal to one (1) year of Employee's then existing annual Base Salary payable on a monthly basis in accordance with Company's standard business practices. In the event of termination of Employee under this Section 7.2, Employee shall also be entitled to continue his insurance benefits under COBRA and Employer shall pay the COBRA premiums for the duration of the severance period. Employee's entitlement to the severance benefits set forth herein may be subject to reduction pursuant to Section 10 hereof.

           7.3 TERMINATION BY EMPLOYEE WITHOUT GOOD REASON. Employee may terminate his employment under this Agreement upon giving Company sixty
     (60) days written notice. In the event of any such termination by Employee that is not for Good Reason (as hereafter defined), the Company shall not be obligated to pay severance or any benefits under this Agreement or any severance policy of the Company. For purposes of this Agreement, "GOOD REASON" means any or any combination of the following occurring without Employee's express consent: (i) any material diminution in Employee's title or responsibilities; (ii) Employee is not nominated for election or reelection to the Board or, if nominated, is not elected or reelected;
     (iii) any material diminution in Employee's remuneration or benefits; or
     (iv) any material breach by the Company of any provision of this Agreement which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Employee to Company.

           7.4 TERMINATION BY EMPLOYEE FOR GOOD REASON. If Employee terminates his employment for Good Reason, he shall be entitled to receive the same severance and benefits in the same amount and on the same terms as would have been payable or provided to him had he been terminated without Cause under Section 7.2. Additionally,

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     to the extent that any Options have not already vested and to the extent not prohibited by the Stock Option Plan, one third of the Options which have not vested prior to termination for Good Reason shall become fully vested and exercisable. The same accelerated option vesting shall apply if Employee is terminated by the Company (other than for Cause) after Employee has given notice to the Company of termination for Good Reason.

           7.5 TERMINATION WITHOUT CAUSE OR GOOD REASON IN CONNECTION WITH CHANGE IN CONTROL. For purposes of this Agreement, the term "CHANGE IN CONTROL" shall mean (i) the date any entity or person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, shall become the beneficial owner of, or shall have obtained voting control over more than 50% of the outstanding common stock of the Company; or (ii) the effective date of (a) any merger, consolidation or other reorganization of the Company with another corporation in which the Company is not the continuing or surviving corporation or pursuant to which any common shares of the Company would be converted into cash, securities or other property of another corporation, other than a merger, consolidation or reorganization of the Company in which holders of Company common stock immediately prior to the merger, consolidation or reorganization have more than 50% of the outstanding common stock of the surviving corporation immediately after the transaction, or (b) any sale or other disposition of substantially all of the assets of the Company to any person other than a person whose outstanding common stock is more than 50% owned by persons who were holders of outstanding Company common stock immediately before such sale or disposition. In the event of a Change in Control of the Company and a subsequent termination of Employee's employment under circumstances described in Section 7.2 or a termination by Employee for Good Reason as described in Section 7.4, the Company shall pay to Employee, within thirty
     (30) days of such termination and in lieu of the cash severance payments described in Section 7.2 and Section 7.4, (i) a lump sum cash payment equal to one year of Employee's Base Salary as in effect immediately prior to his termination of employment or, if higher, the Base Salary as in effect immediately prior to the Change in Control. In the event of termination upon any Change of Control, the Company shall also provide Employee with the other non-salary severance benefits set forth in the Company's severance policy (or as provided in Sections 7.2 and 7.4, if greater). PROVIDED, the exercise of any options, warrants or conversion rights currently outstanding by holders of the Company's outstanding preferred stock or convertible debt or warrants (the "INVESTOR GROUP") shall not constitute a Change in Control for purposes of this Agreement; PROVIDED, FURTHER, the following circumstances shall not be deemed to constitute a Change in Control: (i) any dilution of the stock ownership or voting rights of the Investor Group as long as the Investor Group (or one or more of its existing members as of the date of this Agreement) owns in the aggregate at least thirty percent (30%) of the common stock and preferred stock on an as converted basis; or (ii) the transfer by Ronald de Waal of his interest in the Investor Group to any entity or group of entities in which de Waal, directly or indirectly, has a controlling interest.

     8. DEATH OR DISABILITY DURING EMPLOYMENT. If Employee dies during the term of this Agreement, this Agreement shall automatically terminate and the Company shall pay to

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Employee's estate the compensation and benefits that would be otherwise payable to Employee up to the end of the month in which his death occurred. If Employee becomes disabled during the term of this Agreement so that he is unable to perform his duties under this Agreement for a period of ninety (90) consecutive days, either the Company or Employee may terminate the employment of Employee by the Company. In such event, the Company shall continue to pay Employee an amount equal to sixty percent of his base annual salary during the continuation of the severance period described in Section 7.2 or until the commencement of payments to Employee under the Company's long term disability income plan.

     9. CONFIDENTIAL INFORMATION AND TRADE SECRETS. For purposes of this Agreement, the term "CONFIDENTIAL INFORMATION" means any and all data, know-how, designs, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training materials and techniques, computer software and programs, systems, improvements, devices, discoveries, concepts, ideas, designs, methods and information concerning the business and affairs of the Company, however documented, and any other information of the Company that is a trade secret of the Company, and all notes summaries or compilations containing or based, in whole or in part, on any information included in the foregoing. Employee acknowledges that in the course of his employment by the Company, Employee will become acquainted with Confidential Information belonging to the Company. Employee acknowledges and agrees that all Confidential Information of the Company known or obtained by the Employee, whether before or after the date hereof, is the property of the Company. Therefore, Employee agrees that Employee will not, at any time, other than in furtherance of Employee's employment duties, disclose to any unauthorized persons or use for his own account or for the benefit of any third party any Confidential Information, whether Employee has such information in Employee's memory or embodied in writing or other physical form, without the Company's prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee's fault or the fault of any other person bound by a duty of confidentiality. Employee agrees, upon any termination of his employment with the Company and at any other time the Company may request, to deliver to the Company, or such representatives as the Company may designate, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the business, operations, or affairs of the Company and any other Confidential Information that Employee may then possess or have under Employee's control.

     10. NON COMPETE AND NON-SOLICITATION COVENANTS. Employee agrees that during the term of this Agreement and for a period of one (1) year from the date that Employee ceases to be employed by the Company for any reason, Employee shall not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder (other than a 2% or less shareholder) or in any other capacity whatsoever, (i) solicit the business of any current customers of the Company; (ii) acquire, operate, manage or take any position with any specialty retail apparel or accessories organization that has retail stores within a fifty mile radius of any retail store operated by the Company, (iii) serve as an officer, director, employee, agent or consultant

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to a specialty retail apparel or accessories organization that has retail stores within a fifty mile radius of any retail store operated by the Company, or (iv) establish or operate any specialty retail apparel or accessories organization that has retail stores within a fifty mile radius of any retail store operated by the Company. Employee further agrees that during the one year period following termination of this Agreement, Employee will not recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer to others concerning employment, any person who to Employee's knowledge is, or within the preceding twelve (12) months was, an employee of the Company. PROVIDED, HOWEVER, if Employee desires to take a position or any action prohibited by this Section 10, he shall provide Company with written notice of his intent and Company shall provide written notice to Employee within fourteen (14) working days of whether or not Company intends to enforce the covenants set forth in this Section 10. If Company intends to enforce these covenants, then Company shall pay to Employee the severance pay set forth in Section 7.2 hereof, even if Employee was terminated for Cause or if Employee terminated without Good Reason. PROVIDED FURTHER, if Company terminates Employee's employment for reasons other than Cause, Company will not unreasonably withhold its consent to Employee taking employment in violation of this Section 10 UNLESS the job that Employee intends to accept is a direct competitor of Company (including without limitation, Ann Taylor and Talbots) or a retailer of ladies apparel with similar price lines. If Company gives its consent to allow Employee to accept such other employment, then Employee shall forfeit his right to the severance benefits set forth in
Section 7.2 hereof.

     11. CONFLICTS OF INTEREST DURING EMPLOYMENT. During his employment with the Company, Employee shall not, without the express written consent of the Company, directly or indirectly, render services to or for any person or entity, for or without compensation, or engage in any activity competitive with or adverse to the business interests of the Company, whether alone, as a partner, an officer, director, employee, shareholder (other than a 2% or less shareholder), trustee, fiduciary, agent, advisor, consultant or other representative of any other entity. Nothing in this Section 11 shall be construed as restricting Employee's right to engage in community, charitable or similar activities so long as such other activities do not interfere with the proper discharge of his duties under this Agreement, nor does this Section 11 restrict Employee's right to serve on the board of directors or similar bodies of other organizations, so long as such service does not interfere with the proper discharge of his duties under this Agreement and the Company's Board of Directors has expressly approved of such service by Employee.

     12. CERTAIN REMEDIES. Employee acknowledges and agrees that (i) breach of any of the covenants and agreements contained in Sections 9, 10 and 11 hereof will give rise to irreparable injury to the Company or its Affiliates, inadequately compensable in damages, (ii) the covenants and agreements contained in Sections 9, 10 and 11 are necessary for the protection of the legitimate business interests of the Company and its Affiliates and to prevent the Employee from acquiring an unfair trade advantage and are reasonable in scope and content, and (iii) the covenants contained in Sections 9, 10 and 11 and the enforcement of specific performance thereof will not in any way prevent Employee from earning a reasonable livelihood. In furtherance of the foregoing, the parties hereto expressly intend and agree that, in the event of any actual or threatened breach by Employee of the covenants contained in Sections 9, 10 or 11, the Company shall be entitled, in addition to damages and any other remedies available under

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law, to specific performance and to injunctive relief to restrain the actual or threatened breach of said covenants by Employee. In the event this Agreement or the covenants or agreements contained in Sections 9, 10 and 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their being too extensive in any respect, such covenants shall be interpreted to extend only to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

     13.    MISCELLANEOUS.

           13.1 NOTICES. Whenever any notice, demand or request is required or permitted hereunder, such notice, demand or request shall be hand delivered in person or sent by mail, registered or certified, return receipt requested, postage prepaid, or by Federal Express or other overnight delivery service providing evidence of receipt of delivery to the addresses as set forth below:

                   If to Employee:      Ronald S. Staffieri
                                        5122 Deloache
                                        Dallas, TX 75220

                   If to the Company:   Harold's Stores, Inc.
                                        765 Asp Avenue
                                        Norman, OK 73069
                                        Attn: Chief Financial Officer

           Any notice, demand or request that shall be served upon either of the parties in the manner aforesaid shall be deemed sufficiently given for all purposes hereunder (i) at the time such notices, demands or requests are hand delivered in person, or (ii) on the date the Federal Express or other overnight delivery service receipt was signed; or (iii) on the fourth business day after the mailing of such notice.

           Either Company or Employee shall have the right from time to time to designate by written notice to the other party such other person or persons, and such other place or places, as Company or Employee may desire written notices to be delivered or sent in accordance herewith; provided, however, at no time shall either party be required to send more than an original and one (1) copy of any such notice, demand or request required or permitted hereunder.

           13.2 GOVERNING LAW. This Agreement and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its principles of conflicts of laws).

           13.3 ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between the parties regarding the subject matter hereof, including, without limitation, any previous agreement of employment or compensation. This Agreement may be amended or changed only in a written instrument duly executed by each of the parties hereto and any

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     alleged amendment or change which is not so documented shall not be effective as to the parties. The provisions of this Agreement may be waived only by the party hereto who is entitled to the benefit thereof by evidencing such waiver in writing, executed by such party. Except to the extent waiver or satisfaction is deemed to exist by the express terms of this Agreement, the failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provisions, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

           13.4 SEVERABILITY. This Agreement is intended to be performed in accordance with and only to the extent permitted by all applicable legal requirements. If any provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent, be invalid or unenforceable, then the performance of such offending provision shall be excused by the parties hereto, but the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

           13.5 ASSIGNABILITY. Neither this Agreement nor any of Employee's rights or obligations hereunder may be assigned without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, trustees and permitted assigns.

           13.6. ARBITRATION. The parties firmly desire to resolve all disputes arising hereunder without resort to litigation in order to protect their respective business reputations and the confidential nature of certain aspects of their relationship. Accordingly, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes, and judgment on the award rendered by the arbitrator or arbitrators shall be binding and conclusive on the parties, and shall be kept confidential by the parties to the greatest extent possible. It is expressly agreed that the arbitration shall occur in a location in Dallas County, Texas. If any suit, action or proceeding with respect to this Agreement shall be brought prior to, during or after such arbitration proceedings, then such suit, action or proceeding shall be brought exclusively in the Texas State courts of competent jurisdiction in Dallas County, Texas or in the United States District Court in Dallas County, Texas.

           13.7 REMEDIES CUMULATIVE. All remedies available to the parties or herein expressly conferred shall be deemed cumulative with and not exclusive of any other remedies expressly conferred hereby or available to any party, and the exercise of any one remedy shall not preclude the exercise of any other remedy.

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           13.8    SURVIVAL. Unless specifically superseded by any subsequent agreement between the Company and Employee, provisions contained in this Agreement that by their sense and context are intended to survive the completion of performance, termination or cancellation of this Agreement (including, without limitation, Sections 9 and 10) shall so survive regardless of whether Employee remains thereafter in the employ of the Company.

     14. OTHER AGREEMENTS. Employee represents and warrants that he is not a party to any contract or agreement with any other person or entity which would prevent Employee from entering into this Agreement or performing the duties prescribed herein, or otherwise conflict with this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.


"EMPLOYEE"                     /s/ Ronald S. Staffieri
                               ----------------------------------------------
                               Ronald S. Staffieri


"COMPANY"                      HAROLD'S STORES, INC.,
                               an Oklahoma corporation


                               By:    /s/ Jodi L. Taylor
                                      ---------------------------------------
                               Name:  Jodi L. Taylor
                                      ---------------------------------------
                               Title: Chief Financial Officer
                                      ---------------------------------------

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